Exhibit 10(c)

FORMULA RESTRICTED STOCK UNIT AWARD AGREEMENT

Wendy’s International, Inc.

May 1, 20

THIS AGREEMENT, made as of May 1, 20     (the “Date of Grant”), between Wendy’s International, Inc., an Ohio corporation (the “Company”), and                      (the ”Grantee”).

WHEREAS, the Company has adopted the Wendy’s International, Inc. 2003 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, the Committee has determined to grant to the Grantee an Award of Formula Restricted Stock Units as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Grant of Formula Restricted Stock Units.

1.1    The Company hereby grants to the Grantee an award of              Formula Restricted Stock Units with an equal number of related Dividend Equivalent Rights (the “Award”). The Formula Restricted Stock Units and related Dividend Equivalent Rights granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 9 hereof. Subject to Section 6 hereof, each Formula Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 7 hereof.

1.2    Each Dividend Equivalent Right represents the right to receive all of the cash dividends that are or would be payable with respect to the Share represented by the Formula Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Formula Restricted Stock Units based on the Fair Market Value of a Share on the date such dividend is made (provided that no fractional Formula Restricted Stock Units shall be granted). Such additional Formula Restricted Stock Units shall be subject to the same terms and conditions applicable to the Formula Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 7, inclusive, of this Agreement. In the event that a Formula Restricted Stock Unit is forfeited pursuant to Section 6 or 8 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3    This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Restrictions on Transfer.

The Formula Restricted Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3.	Vesting Generally.

Except as provided in Sections 4 and 5 hereof, one-fourth (1/4) of the number of Shares of Formula Restricted Stock Units granted hereunder (rounded down to the nearest whole Formula Restricted Stock Unit, if necessary) shall vest on each of the first four (4) anniversaries of the Date of Grant (each such anniversary, a “Vesting Date”).

4.	Effect of Certain Terminations of Service.

If the Grantee’s service as a director terminates as a result of the Grantee’s death, Retirement or becoming Disabled, in each case on or after the Date of Grant, all Formula Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination.

5.	Effect of Change in Control.

In the event of a Change in Control which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time on or after the Date of Grant, all Formula Restricted Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6.	Forfeiture of Formula Restricted Stock Units.

In addition to the circumstance described in Section 9(a) hereof, any and all Formula Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination of the Grantee’s service as a director for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s status as a director of the Company or any of its Subsidiaries.

7.	Issuance of Shares.

On each Vesting Date, or as soon thereafter as administratively practicable, the Company shall issue Shares to the Grantee (or, if applicable, the Grantee’s estate) with respect to Formula Restricted Stock Units that become vested on that Vesting Date. Shares with respect to Formula Restricted Stock Units that become vested pursuant to Section 4 or Section 5 shall be issued upon the date such Stock Units become vested, or as soon thereafter as administratively practicable; provided, however, that if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Grantee’s termination of employment based on the Grantee’s Share ownership (at least 1% of the outstanding Shares) or compensation relative to other employees (in the top 50) and determined in accordance with policies and procedures adopted by the Company, any Shares with respect to Stock Units which have become vested pursuant to Section 4 due to the termination of the Grantee’s employment as a result of the Grantee’s Retirement, a Sale Termination, or the Grantee becoming Disabled (other than a Disability which constitutes a disability within the meaning of Section 409A of the Code) shall be issued as soon as administratively practicable after the first day of the calendar month following the date which is six (6) months after the date of the Grantee’s termination of employment.

8.	Execution of Award Agreement.

The Formula Restricted Stock Units and Dividend Equivalent Rights granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Award Agreement to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i) April                 , 20     and (ii) the date that is immediately prior to the date that the Formula Restricted Stock Units vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Formula Restricted Stock Units and Dividend Equivalent Rights evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

9.	No Right to Continued Service as Director.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to be retained as a member of the Board.

10.	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11.	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

12.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

14.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16.	Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17.	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

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WENDY’S INTERNATIONAL, INC.

By:

GRANTEE